Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and ESG
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports fourth quarter 2023 results
60% year-over-year increase in sales orders and home closing gross margin of 25.2%

SCOTTSDALE, Ariz., January 31, 2024 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced fourth quarter and full year results for the periods ended December 31, 2023.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	% Chg	2023	2022	% Chg
Homes closed (units)	3,951	4,540	(13)%	13,976	14,106	(1)%
Home closing revenue	$1,641,523	$1,984,063	(17)%	$6,056,784	$6,207,498	(2)%
Average sales price - closings	$415	$437	(5)%	$433	$440	(2)%
Home orders (units)	2,892	1,808	60%	13,193	11,759	12%
Home order value	$1,198,744	$703,706	70%	$5,675,892	$5,255,600	8%
Average sales price - orders	$415	$389	6%	$430	$447	(4)%
Ending backlog (units)				2,549	3,332	(23)%
Ending backlog value				$1,088,137	$1,524,775	(29)%
Average sales price - backlog				$427	$458	(7)%
Earnings before income taxes	$258,869	$342,249	(24)%	$949,430	$1,289,318	(26)%
Net earnings	$198,851	$262,365	(24)%	$738,748	$992,192	(26)%
Diluted EPS	$5.38	$7.09	(24)%	$19.93	$26.74	(25)%

MANAGEMENT COMMENTS
"Healthy homebuying demand in the fourth quarter of 2023 led to Meritage's strong orders finish to the year, as interest rates retreated below 7% and consumer confidence started to recover. The underlying macro fundamentals indicate favorable need-based demand for millennials and now Generation Z right behind them, which together with the continuing shortage of existing homes for sale, are driving buyers to new homes. We capitalized on these market conditions utilizing our available move-in ready inventory to grow our orders year-over-year by 60% for the fourth quarter of 2023 and 12% for full year 2023," said Steven J. Hilton, executive chairman of Meritage Homes.

"The Meritage team's exceptional execution in the fourth quarter of 2023 and our spec building strategy resulted in 3,951 homes delivered, our second highest quarterly home closings in company history, and a record 110% quarterly backlog conversion," added Phillippe Lord, chief executive officer of Meritage Homes. "Home closing revenue of $1.6 billion in the fourth quarter of 2023 combined with home closing gross margin of 25.2% and SG&A leverage of 10.7% generated $5.38 in diluted EPS. We increased our book value per share 17% year-over-year to $126.61 at December 31, 2023 and generated a return on equity of 17% for full year 2023."*

Mr. Lord concluded, "Thank you to our employees for achieving yet another great year, generating value for our shareholders. As the economy stabilizes, we believe entry-level buyers will continue to gain confidence that now is the right time to buy a home. With our growing spec inventory levels, Meritage is well-positioned to take advantage of this positive demand environment."

FOURTH QUARTER RESULTS
•Orders of 2,892 homes for the fourth quarter of 2023 increased 60% year-over-year due to a 64% increase in average absorption pace to 3.6 per month from 2.2 per month in the fourth quarter of 2022 and a 1% decrease in average communities. Entry-level made up 88% of total sales orders in the fourth quarter 2023, relatively consistent with the prior year quarter. Fourth quarter 2023 average sales price ("ASP") on orders of $415,000 was up 6% year-over-year. With an elevated quarterly cancellation rate of 39% in the fourth quarter of 2022, the prior year quarterly results were muted in both volume and ASP due to the greater amount of cancelled homes with higher ASPs that were sold earlier in 2022. The fourth quarter 2023 cancellation rate was 13%.
•The 17% year-over-year decrease in home closing revenue to $1.6 billion for the fourth quarter of 2023 reflected 13% lower home closing volume totaling 3,951 units and 5% lower ASPs on closings to $415,000, compared to prior year. The decrease in ASPs on closings was due to more costly financing incentives and geographic mix.
•Home closing gross margin was 25.2% in both fourth quarter periods. The fourth quarter 2023 home closing gross margin benefited from improved cycle time and lower lumber costs, which partially offset increased financing incentives and higher lot costs. Fourth quarter 2023 home closing gross margin included $3.2 million in terminated land deal walk-away charges, compared to $4.2 million in the prior year. Prior year fourth quarter homes closing gross margin also included a nonrecurring charge of $10.9 million in warranty adjustments related to two specific cases, which was partially offset by $5.4 million in retroactive vendor rebates. There were no similar items in the fourth quarter of 2023. Excluding the terminated land deal walk-away charges and the nonrecurring items, adjusted home closing gross margin was 25.4% and 25.7% for fourth quarter 2023 and 2022, respectively.
•Selling, general and administrative expenses ("SG&A") were 10.7% of fourth quarter 2023 home closing revenue, which was 230 bps higher than 8.4% in the prior year, primarily as a result of increased performance-based compensation costs, higher commission rates and reduced leverage from lower home closing revenue.
•Fourth quarter 2023 other income, net was $12.9 million, a $9.3 million increase from $3.6 million in 2022, due to higher interest income earned on a larger cash balance.
•The fourth quarter effective income tax rate was 23.2% in 2023, compared to 23.3% in 2022. The rate in both periods benefited from eligible energy tax credits earned on qualifying homes under the Internal Revenue Code's Inflation Reduction Act ("IRA"). The rate for 2023 also reflected the increased per-home energy efficiency credit amount that started in 2023.
•Net earnings were $198.9 million ($5.38 per diluted share) for the fourth quarter of 2023, a 24% decrease from $262.4 million ($7.09 per diluted share) for the fourth quarter of 2022. Lower home closing revenue and higher selling, general and administrative expenses led to a 24% year-over-year decrease in earnings per diluted share.

YEAR TO DATE RESULTS
•Total sales orders of 13,193 homes for full year 2023 increased 12% over prior year due to an 11% year-over-year increase in average absorption pace to 4.0 per month in 2023 while average community count remained essentially flat.
•Home closing revenue decreased 2% for full year 2023 to $6.1 billion due to 2% decline in ASPs on closings and 1% lower home closing volume year-over-year.
•Full year 2023 home closing gross margin of 24.8% was down 380 bps from 28.6% for full year 2022, due to more costly financing incentives, higher lot costs, and slightly higher full year direct costs, although direct costs per square foot decreased sequentially in the second, third and fourth quarters of 2023, ending the year lower than 2022. Full year 2023 home closing gross margin included $5.3 million in terminated land deal walk-away charges, compared to $15.8 million in 2022. Prior year home closing gross margin also included a nonrecurring charge of $10.9 million in warranty adjustments, which was partially offset by $5.4 million of retroactive vendor rebates. There were no such nonrecurring items in 2023. Excluding the terminated land deal walk-away charges and the nonrecurring items, adjusted home closing gross margin was 24.9% and 28.9% for 2023 and 2022, respectively.

•SG&A as a percentage of home closing revenue of 10.2% was 190 bps higher year-over-year from 8.3% in 2022, as a result of higher commissions and marketing costs, reflecting the current sales environment, increased performance-based compensation and insurance spend, and a greater investment in technology.
•Other income, net was $47.9 million in 2023, up $45.2 million from $2.7 million in 2022, due to higher interest income earned on a larger cash balance.
•The Company recognized a loss on early extinguishment of debt of $0.9 million in 2023 in connection with the $150.0 million partial redemption of its 6.00% senior notes due 2025. There were no such redemptions in 2022.
•The effective tax rate for full year 2023 was 22.2%, compared to 23.0% for full year 2022. The rate in both periods benefited from eligible energy tax credits earned on qualifying homes under the IRA. The lower rate in 2023 is primarily due to the increased per-home energy efficiency credit amount that started in 2023.
•Net earnings were $738.7 million ($19.93 per diluted share) for full year 2023, a 26% decrease from $992.2 million ($26.74 per diluted share) for full year 2022, primarily reflecting lower home closing revenue and greater overhead costs in 2023.

BALANCE SHEET & LIQUIDITY
•Cash and cash equivalents at December 31, 2023 totaled $921.2 million, compared to $861.6 million at December 31, 2022.
•Land acquisition and development spend totaled $653.5 million for the fourth quarter of 2023, compared to $350.6 million for the fourth quarter of 2022. Full year 2023 land spend was $1.9 billion compared to $1.5 billion in the prior year.
•Approximately 64,300 total lots were owned or controlled as of December 31, 2023, a 2% increase from approximately 63,200 total lots as of December 31, 2022. Over 7,600 net new lots were added in the fourth quarter of 2023, representing an estimated 43 future communities, all of which are for entry-level product. In the prior year fourth quarter, no new lots were put under control and roughly 3,700 lots related to underperforming land deals were terminated.
•Fourth quarter 2023 average community count of 271 was essentially flat to prior year and down 4% sequentially compared to the third quarter of 2023.
•Debt-to-capital and net debt-to-capital ratios were 17.9% and 1.9%, respectively as of December 31, 2023, compared to 22.6% and 6.8%, respectively as of December 31, 2022.
•In the fourth quarter of 2023, the Company repurchased 24,869 shares of stock, or 0.1% of the outstanding shares at the beginning of the quarter, for $4.1 million. For full year 2023, the Company repurchased 437,882 shares of stock, or 1.2% of the outstanding shares at the beginning of the year, for $59.1 million. As of

December 31, 2023, $185.0 million remained available to repurchase under the authorized share repurchase program.
•The Company declared and paid cash dividends of $0.27 per share in the fourth quarter of 2023, totaling $9.8 million. For full year 2023, cash dividend payments totaled $39.5 million.

CONFERENCE CALL
Management will host a conference call to discuss its fourth quarter 2023 results at 8:00 a.m. Mountain Standard Time (10:00 a.m. Eastern Standard Time) on Thursday, February 1, 2024. To listen, please go to Meritage's Investor Relations page for the live webcast or dial in to 1-877-407-6951 US toll free or 1-412-902-0046. A replay will be available on the Investor Relations page.

* The Company's return on equity is calculated as net income for the trailing twelve months divided by average shareholders' equity for the trailing five quarters. The Company's book value per share is calculated as shareholders' equity for the period divided by the shares outstanding as of the last day of the period.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,
	2023	2022	Change $	Change %
Homebuilding:
Home closing revenue	$1,641,523	$1,984,063	$(342,540)	(17)%
Land closing revenue	11,682	7,328	4,354	59%
Total closing revenue	1,653,205	1,991,391	(338,186)	(17)%
Cost of home closings	(1,228,426)	(1,484,071)	255,645	(17)%
Cost of land closings	(9,104)	(7,600)	(1,504)	20%
Total cost of closings	(1,237,530)	(1,491,671)	254,141	(17)%
Home closing gross profit	413,097	499,992	(86,895)	(17)%
Land closing gross profit/(loss)	2,578	(272)	2,850	(1048)%
Total closing gross profit	415,675	499,720	(84,045)	(17)%
Financial Services:
Revenue	7,200	7,357	(157)	(2)%
Expense	(3,218)	(3,236)	18	(1)%
Earnings from financial services unconsolidated entities and other, net	2,418	1,918	500	26%
Financial services profit	6,400	6,039	361	6%
Commissions and other sales costs	(107,145)	(110,459)	3,314	(3)%
General and administrative expenses	(68,972)	(56,614)	(12,358)	22%
Interest expense	—	—	—	—%
Other income, net	12,911	3,563	9,348	262%
Earnings before income taxes	258,869	342,249	(83,380)	(24)%
Provision for income taxes	(60,018)	(79,884)	19,866	(25)%
Net earnings	$198,851	$262,365	$(63,514)	(24)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$5.46	$7.17	$(1.71)	(24)%
Weighted average shares outstanding	36,446	36,571	(125)	—%
Diluted
Earnings per common share	$5.38	$7.09	$(1.71)	(24)%
Weighted average shares outstanding	36,947	37,009	(62)	—%

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(unaudited)

	Twelve Months Ended December 31,
	2023	2022	Change $	Change %
Homebuilding:
Home closing revenue	$6,056,784	$6,207,498	$(150,714)	(2)%
Land closing revenue	56,229	61,229	(5,000)	(8)%
Total closing revenue	6,113,013	6,268,727	(155,714)	(2)%
Cost of home closings	(4,554,671)	(4,434,480)	(120,191)	3%
Cost of land closings	(51,786)	(49,646)	(2,140)	4%
Total cost of closings	(4,606,457)	(4,484,126)	(122,331)	3%
Home closing gross profit	1,502,113	1,773,018	(270,905)	(15)%
Land closing gross profit	4,443	11,583	(7,140)	(62)%
Total closing gross profit	1,506,556	1,784,601	(278,045)	(16)%
Financial Services:
Revenue	25,250	23,476	1,774	8%
Expense	(12,128)	(11,133)	(995)	9%
(Loss)/earnings from financial services unconsolidated entities and other, net	(656)	5,951	(6,607)	(111)%
Financial services profit	12,466	18,294	(5,828)	(32)%
Commissions and other sales costs	(384,911)	(323,266)	(61,645)	19%
General and administrative expenses	(231,722)	(192,984)	(38,738)	20%
Interest expense	—	(41)	41	(100)%
Other income, net	47,948	2,714	45,234	1667%
Loss on early extinguishment of debt	(907)	—	(907)	N/A
Earnings before income taxes	949,430	1,289,318	(339,888)	(26)%
Provision for income taxes	(210,682)	(297,126)	86,444	(29)%
Net earnings	$738,748	$992,192	$(253,444)	(26)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$20.17	$27.04	$(6.87)	(25)%
Weighted average shares outstanding	36,619	36,694	(75)	—%
Diluted
Earnings per common share	$19.93	$26.74	$(6.81)	(25)%
Weighted average shares outstanding	37,069	37,101	(32)	—%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$921,227	$861,561
Other receivables	266,972	215,019
Real estate (1)	4,721,291	4,358,263
Deposits on real estate under option or contract	111,364	76,729
Investments in unconsolidated entities	17,170	11,753
Property and equipment, net	48,953	38,635
Deferred tax assets, net	47,573	45,452
Prepaids, other assets and goodwill	218,584	164,689
Total assets	$6,353,134	$5,772,101
Liabilities:
Accounts payable	$271,650	$273,267
Accrued liabilities	424,764	360,615
Home sale deposits	36,605	37,961
Loans payable and other borrowings	13,526	7,057
Senior notes, net	994,689	1,143,590
Total liabilities	1,741,234	1,822,490
Stockholders' Equity:
Preferred stock	—	—
Common stock	364	366
Additional paid-in capital	290,955	327,878
Retained earnings	4,320,581	3,621,367
Total stockholders’ equity	4,611,900	3,949,611
Total liabilities and stockholders’ equity	$6,353,134	$5,772,101
(1) Real estate – Allocated costs:
Homes under contract under construction	704,206	$822,428
Unsold homes, completed and under construction	1,260,855	1,155,543
Model homes	118,252	97,198
Finished home sites and home sites under development	2,637,978	2,283,094
Total real estate	$4,721,291	$4,358,263

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twelve Months Ended December 31,
	2023	2022
Cash flows from operating activities:
Net earnings	$738,748	$992,192
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	25,334	24,748
Stock-based compensation	22,511	22,333
Loss on early extinguishment of debt	907	—
Equity in earnings from unconsolidated entities	(6,371)	(6,093)
Distribution of earnings from unconsolidated entities	6,792	5,900
Other	4,115	10,863
Changes in assets and liabilities:
Increase in real estate	(357,408)	(624,522)
(Increase)/decrease in deposits on real estate under option or contract	(36,140)	10,463
Increase receivables, prepaids and other assets	(64,169)	(102,950)
Increase in accounts payable and accrued liabilities	22,609	76,985
Decrease in home sale deposits	(1,356)	(4,649)
Net cash provided by operating activities	355,572	405,270
Cash flows from investing activities:
Investments in unconsolidated entities	(5,991)	(5,796)
Distributions of capital from unconsolidated entities	137	—
Purchases of property and equipment	(38,192)	(26,971)
Proceeds from sales of property and equipment	423	481
Maturities/sales of investments and securities	750	1,032
Payments to purchase investments and securities	(750)	(1,032)
Net cash used in investing activities	(43,623)	(32,286)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(2,798)	(20,455)
Repayment of senior notes	(150,884)	—
Dividends paid	(39,534)	—
Repurchase of shares	(59,067)	(109,303)
Net cash used in financing activities	(252,283)	(129,758)
Net increase in cash and cash equivalents	59,666	243,226
Cash and cash equivalents, beginning of period	861,561	618,335
Cash and cash equivalents, end of period	$921,227	$861,561

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

We aggregate our homebuilding operating segments into reporting segments based on similar long-term economic characteristics and geographical proximity. Our three reportable homebuilding segments are as follows:
•West: Arizona, California, Colorado, and Utah
•Central: Texas
•East: Florida, Georgia, North Carolina, South Carolina, and Tennessee

	Three months ended December 31,
	2023		2022
	Homes	Value	Homes	Value
Homes Closed:
West Region	1,155	563,723	1,217	662,580
Central Region	1,242	464,571	1,417	565,630
East Region	1,554	613,229	1,906	755,853
Total	3,951	$1,641,523	4,540	$1,984,063

Homes Ordered:
West Region	722	373,941	462	223,482
Central Region	1,054	392,421	614	208,309
East Region	1,116	432,382	732	271,915
Total	2,892	$1,198,744	1,808	$703,706

	Twelve months ended December 31,
	2023		2022
	Homes	Value	Homes	Value
Homes Closed:
West Region	4,109	2,107,095	4,092	2,202,109
Central Region	4,486	1,798,939	4,556	1,835,498
East Region	5,381	2,150,750	5,458	2,169,891
Total	13,976	$6,056,784	14,106	$6,207,498

Homes Ordered:
West Region	3,983	2,046,251	3,098	1,710,156
Central Region	4,291	1,678,484	3,641	1,501,591
East Region	4,919	1,951,157	5,020	2,043,853
Total	13,193	$5,675,892	11,759	$5,255,600

Order Backlog:
West Region	746	379,785	872	459,873
Central Region	768	289,375	963	425,371
East Region	1,035	418,977	1,497	639,531
Total	2,549	$1,088,137	3,332	$1,524,775

	Three months ended December 31,				Twelve Months Ended December 31,
	2023		2022		2023		2022
	Ending	Average	Ending	Average	Ending	Average	Ending	Average
Active Communities:
West Region	78	81.0	94	98.0	78	90.0	94	92.4
Central Region	88	85.0	81	77.5	88	83.0	81	76.6
East Region	104	105.0	96	97.5	104	103.4	96	106.2
Total	270	271.0	271	273.0	270	276.4	271	275.2

Meritage Homes Corporation and Subsidiaries
Supplemental and Non-GAAP information
(Unaudited)

Supplemental Information (Dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Depreciation and amortization	$7,758	$7,203	$25,334	$24,748

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$58,476	$62,090	$60,169	$56,253
Interest incurred	12,845	15,036	57,759	60,599
Interest expensed	—	—	—	(41)
Interest amortized to cost of home and land closings	(16,805)	(16,957)	(63,412)	(56,642)
Capitalized interest, end of period	$54,516	$60,169	$54,516	$60,169

Reconciliation of Non-GAAP Information (Dollars in thousands):
This press release and management’s comments and discussion about our operating results included in this press release reflect certain adjustments, including home closing gross profit, home closing gross margin, and debt-to-capital ratios. These are considered non-GAAP financial measures and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operating results and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. We encourage investors to understand the methods used by other companies in the homebuilding industry to calculate these non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

Home Closing Gross Margin
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Home closing gross profit	$413,097	$499,992	$1,502,113	$1,773,018
Home closing gross margin	25.2%	25.2%	24.8%	28.6%

Add: Write-off of terminated land deals	3,211	4,203	5,308	15,811
Add: Warranty adjustments	—	10,916	—	10,916
Less: Retroactive vendor rebates	—	(5,446)	—	(5,446)
Adjusted home closing gross profit	$416,308	$509,665	$1,507,421	$1,794,299
Adjusted home closing gross margin	25.4%	25.7%	24.9%	28.9%

Debt-to-Capital Ratios
	December 31, 2023	December 31, 2022
Senior notes, net, loans payable and other borrowings	$1,008,215	$1,150,647
Stockholders' equity	4,611,900	3,949,611
Total capital	$5,620,115	$5,100,258
Debt-to-capital	17.9%	22.6%

Senior notes, net, loans payable and other borrowings	$1,008,215	$1,150,647
Less: cash and cash equivalents	(921,227)	(861,561)
Net debt	$86,988	$289,086
Stockholders’ equity	4,611,900	3,949,611
Total net capital	$4,698,888	$4,238,697
Net debt-to-capital	1.9%	6.8%

ABOUT MERITAGE HOMES CORPORATION
Meritage Homes is the fifth-largest public homebuilder in the United States, based on homes closed in 2022. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Utah, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
Meritage Homes has delivered over 175,000 homes in its 38-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, a ten-time recipient of both the U.S. Environmental Protection Agency’s ("EPA") ENERGY STAR® Partner of the Year for Sustained Excellence Award and ENERGY STAR® Residential New Construction Market Leader Award, as well as a three-time recipient of the EPA's 2023 Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: changes in mortgage interest rates and the availability and pricing of residential mortgages; inflation in the cost of materials used to develop communities and construct homes; cancellation rates; supply chain and labor constraints; the ability of our potential buyers to sell their existing homes; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the adverse effect of slow absorption rates; legislation related to tariffs; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our potential exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; the replication of our energy-efficient technologies by our competitors; shortages in the availability and cost of subcontract labor; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations related to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic, and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2022 and our Form 10-Q for the quarter ended September 30, 2023 under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.